Exhibit 10.58

PERFORMANCE UNIT AWARD AGREEMENT
This Performance Unit Award Agreement (the “Agreement”) is entered into as of the 22nd day of February, 2017, by and between ONEOK, Inc. (the “Company”) and «Employee_Name» (the “Grantee”), an employee of the Company or Subsidiary thereof, pursuant to the terms of the ONEOK, Inc. Equity Compensation Plan (the “Plan”).
1.    Performance Unit Award. This Performance Unit Award Agreement and the Notice of Performance Unit Award and Agreement dated February 22, 2017, a copy of which is attached hereto and incorporated herein by reference, establishes the terms and conditions for the Company’s grant of an award of «No of_Perf_Units» Performance Units (the “Award”) to the Grantee pursuant to the Plan. This Agreement, when executed by the Grantee, constitutes an agreement between the Company and the Grantee. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Plan.
2.    Performance Period; Vesting. The Performance Units granted pursuant to the Award will vest in accordance with the following terms and conditions:
(a)Grantee’s rights with respect to the Performance Units shall be restricted during the period beginning February 22, 2017, (the “Grant Date”), and ending on February 22, 2020, (the “Performance Period”).
(b)Except as otherwise provided in this Agreement, the Grantee shall vest in a percentage of the number of Performance Units granted by this Award (including any Dividend Equivalents, as described below) at the end of the Performance Period, as provided for in Exhibit A and Exhibit B attached hereto, based upon the Company’s ranking for Total Stockholder Return against the ONEOK Peer Group listed in Exhibit C attached hereto, all as determined by the Committee in its sole discretion. Upon vesting, the Grantee shall be entitled to receive one (1) share of the Company’s common stock (“Common Stock”) for each such Performance Unit. No fractional shares shall be issued, and any amount attributable to a fractional share shall instead be paid to the Grantee in cash.
(c)If the Grantee’s employment with the Company terminates prior to the end of the Performance Period other than by reason of Retirement, Total Disability, death or Change in Control, the Grantee shall forfeit all right, title and interest in the Performance Units and any Common Stock otherwise payable pursuant to this Agreement. For purposes of this Agreement, employment with any Subsidiary of the Company shall be treated as employment with the Company. Likewise, a termination of employment shall not be deemed to occur by reason of a transfer of employment between the Company and any Subsidiary.
(d)If the Grantee’s employment with the Company is terminated during the Performance Period by reason of (i) Retirement, (ii) Total Disability or (iii) death, then the Grantee shall be partially vested in, and the Grantee shall be entitled to receive, a prorated amount of Performance Units. The prorated amount is determined by multiplying the original Award times the percentage certified by the Committee at the end of the Performance Period, which is then multiplied by a fraction consisting of the number of full months that have elapsed under the Performance Period at the time of such event divided by the total number of months in the Performance Period. Upon the effective date of a Change in Control (as defined in the Plan), the Performance Period will expire and the Performance Units will vest immediately at a percentage reflecting the Company’s performance in terms of Total Stockholder Return relative to the ONEOK Peer Group from the beginning of the Performance Period through the effective date of such Change in Control.
(e)For purposes of the Award and this Agreement, “Retirement” shall mean a voluntary termination of employment if the Grantee has both completed five (5) years of service with the Company and attained age fifty (50); and “voluntary termination” shall mean that the Grantee had an opportunity to continue employment with the Company, but did not do so. “Total Disability” shall mean that the Grantee is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and has established such disability to the extent and in the manner and form as may be required by the Committee.
3.    Dividend Equivalents. During the Performance Period, the Award will be increased by a number of additional Performance Units (“Dividend Equivalents”) representing all cash dividends that would have been paid to Grantee if one share of Common Stock had been issued to the Grantee on the Grant Date for each Performance Unit granted pursuant to this Agreement. The Dividend Equivalents credited during the Performance Period will include fractional shares; provided, however, the shares of Common Stock actually issued upon vesting of the Dividend Equivalents shall be paid only in whole shares of Common Stock, and any fractional shares of Common Stock shall be paid in an amount of cash equal to the Fair Market Value of such fractional shares of Common Stock. Except as provided above, Dividend Equivalents shall be subject to the same vesting provisions and other terms and conditions of this Agreement, and shall be paid on the same date, as the Performance Units to which they are attributable. Moreover, references in this Agreement to Performance Units shall be deemed to include any Performance Units attributable to Dividend Equivalents.
4.    Non-Transferability of Performance Units.
(a)Except as provided below, the Performance Units may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of by Grantee or any other person until the end of the Performance Period. Any such attempt shall be wholly ineffective and will result in immediate forfeiture of all such amounts.
(b)Notwithstanding the foregoing, the Grantee may transfer any part or all rights in and to the Performance Units to members of the Grantee’s immediate family, to one or more trusts for the benefit of such immediate family members or to partnerships in which such immediate family members are the only partners, in each case only if the Grantee does not receive any consideration for the transfer. In the event of any such transfer, the Performance Units shall remain subject to the terms and conditions of this Agreement. For any such transfer to be effective, the Grantee must provide prior written notice thereof to the Committee, unless otherwise authorized and approved by the Committee in its sole discretion; and the Grantee shall furnish to the Committee such information as it may request with respect to the transferee and the terms and conditions of any such transfer. For purposes of this Agreement, “immediate family” shall mean the Grantee’s spouse, children and grandchildren.
(c)The Grantee also may designate a Beneficiary, using the form attached hereto as Exhibit D or such other form as may be approved by the Committee, to receive any rights of the Grantee which may become vested in the event of the death of the Grantee under procedures and in the form established by the Committee. In the absence of such designation of a Beneficiary, any such rights shall be deemed to be transferred to the estate of the Grantee.
5.    Distribution of Common Stock. Unless a timely deferral election (if available) is made in accordance with Section 6 below, and subject to any payment restrictions under Code Section 409A or other applicable law, the Common Stock or cash the Grantee becomes entitled to receive upon vesting of the Performance Units shall be distributed to the Grantee no later than 75 days after the earlier of (i) the last day of the Performance Period; or (ii) the effective date of a Change in Control. Except as provided in Section 6 below, the Grantee shall not be permitted, directly or indirectly, to designate the form of payment or the taxable year in which it is to be made.
6.    Deferral Feature for Officers.
(a)If the Grantee is an officer of the Company, the Grantee may irrevocably elect to defer the time of payment of Performance Units, Common Stock and cash that the Grantee becomes entitled to receive under this Agreement (the “Deferred Amount”) by filing with the Committee, on or before the Election Date (as defined below), a signed written irrevocable election (the “Election”), which shall be in the form attached hereto as Exhibit E or as otherwise approved by the Committee.
(b)Any such Election must be filed with the Committee on or prior to the last business day that is at least six (6) months before the end of the Performance Period (the “Election Deadline”) and shall become effective as of such date provided that the Grantee performs services for the Company continuously from the beginning of the Performance Period through the Election Deadline. Notwithstanding the foregoing, in no event shall the Grantee’s Election become effective with respect to any portion of the Deferred Amount that has become readily ascertainable within the meaning of Code Section 409A and is substantially certain to be paid to the Grantee as of the Election Deadline. For this purpose, performance-based compensation during the Performance Period is to be bifurcated between the portion, if any, that is readily ascertainable and the amount that is not readily ascertainable, and any amount that is both calculable and substantially certain to be paid shall be treated as readily ascertainable. No subsequent election to delay or modify the time or form of payment shall be permitted unless agreed upon in writing by the Company and Grantee, and in a manner that complies with Code Section 409A.
(c)Subject to Section 15, an Election may provide for payment at a Specified Time, which shall be either (i) the later of (A) the date of the Grantee's separation from service with the Company, or (B) a specified calendar date; or (ii) the date of the Grantee's separation from service with the Company. An Election also may provide for a specified form of payment, which shall be either (i) a single lump sum payment; or (ii) a payment in two, three, four or five equal annual installments commencing at the Specified Time, as elected by the Grantee, and continuing until fully distributed.
(d)The provisions of this Agreement providing for the deferral of payment of Performance Units, Common Stock or cash shall be applicable solely to this Award and shall not apply to any other compensation payable to Grantee under the Plan or otherwise. The right to make a deferral election under this Section 6 is expressly limited to officers of the Company or any subset thereof as determined by the Committee from time to time.
7.    Administration of Award. The Award shall be subject to such other rules as the Committee, in its sole discretion, may determine to be appropriate with respect to administration thereof. This Agreement shall be subject to discretionary interpretation and construction by the Committee. Day-to-day authority and responsibility for administration of the Plan, the Award and this Agreement have been delegated to the Company’s Benefit Plan Administration Committee and its authorized representatives, and all actions taken thereby shall be entitled to the same deference as if taken by the Committee itself. The Grantee shall take all actions and execute and deliver all documents as may from time to time be requested by the Committee.
8.    Tax Liability and Withholding. The Grantee agrees to pay to the Company any applicable federal, state or local income, employment, social security, Medicare or other withholding tax obligation arising in connection with the Award to the Grantee, which the Company shall determine; and the Company shall have the right, without the Grantee’s prior approval or direction, to satisfy such withholding tax by withholding all or any part of the shares of Common Stock or cash that would otherwise be paid to the Grantee, with any shares of Common Stock so withheld to be valued at the Fair Market Value on the date of such withholding. The Grantee, with the consent of the Company, may satisfy such withholding tax by transferring cash or Common Stock to the Company, with any shares so transferred to be valued at the Fair Market Value on the date of such delivery. Income tax withholding shall occur on the date of actual distribution. Notwithstanding the foregoing, the ultimate liability for Grantee’s share of all tax withholding is the Grantee’s responsibility, and the Company makes no tax-related representations in connection with the grant or vesting of Performance Units or the distribution of Common Stock or cash to the Grantee.
9.    Adjustment Provisions. If, prior to the expiration of the Performance Period, any change is made to the outstanding Common Stock or in the capitalization of the Company, the Performance Units granted pursuant to this Award shall be equitably adjusted or terminated to the extent and in the manner provided under the terms of the Plan.
10.    Clawbacks, Insider Trading and Other Company Policies. The Grantee acknowledges and agrees that this Award is subject to all applicable clawback or recoupment, insider trading, share ownership and retention and other policies that the Company’s Board of Directors may adopt from time to time. Notwithstanding anything in the Plan or this Agreement to the contrary, all or a portion of the Award made to the Grantee under this Agreement is subject to being called for repayment to the Company or reduced in any situation where the Board of Directors or a Committee thereof determines that fraud, negligence, or intentional misconduct by the Grantee was a contributing factor to the Company having to restate all or a portion of its financial statement(s). Moreover, any Performance Units awarded under the Plan in this or any prior year to any Participant who is a current or former “executive officer” (as defined in Securities and Exchange Commission Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) is subject to any clawback policy adopted or amended by the Company from time to time (including, but not limited to, any clawback policy adopted to comply with Section 954 of the Dodd-Frank Act or guidance issued thereunder by any governmental agency or national securities exchange), regardless of whether such clawback policy is adopted or amended before or after the date on which such Performance Units are granted, determined or paid. A Participant’s acceptance of any Award under the Plan in any year shall constitute full and adequate consideration for the Company’s right to recover amounts paid to such Participant under the Plan in any prior year. The Committee may determine whether the Company shall effect any such repayment or reduction: (i) by seeking repayment from the Grantee, (ii) by reducing (subject to applicable law and the terms and conditions of the Plan or any other applicable plan, program, policy or arrangement) the amount that would otherwise be awarded or payable to the Grantee under the Award, the Plan or any other compensatory plan, program, or arrangement maintained by the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company's otherwise applicable compensation practices, or (iv) by any combination of the foregoing. The determination regarding the Grantee’s conduct, and repayment or reduction under this provision shall be within the sole discretion of the Committee and shall be final and binding on the Grantee and the Company. The Grantee, in consideration of the grant of the Award, and by the Grantee’s execution of this Agreement, acknowledges the Grantee's understanding of this provision and hereby agrees to make and allow an immediate and complete repayment or reduction in accordance with this provision in the event of a call for repayment or other action by the Company or Committee to effect its terms with respect to the Grantee, the Award and/or any other compensation described in this Agreement.
11.    Stock Reserved. The Company shall at all times during the term of the Award reserve and keep available such number of shares of its Common Stock as will be sufficient to satisfy the Award issued and granted to Grantee and the requirements thereof as evidenced by this Agreement. It is intended by the Company that the Plan and the shares of Common Stock covered by the Award are to be registered under the Securities Act of 1933, as amended, prior to the grant date; provided, that in the event such registration is for any reason not made effective for such shares, the Grantee agrees that all shares acquired pursuant to the grant will be acquired for investment and will not be available for sale or tender to any third party.
12.    No Rights as Shareholder. The issuance and transfer of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable laws, rules, regulations and approvals. No shares of Common Stock shall be issued or transferred unless and until any then-applicable legal requirements have been fully met or obtained to the satisfaction of the Company and its counsel. Except as otherwise provided in this Agreement, the Grantee shall have no rights as a shareholder of the Company in respect of the Performance Units or Common Stock for which the Award is granted. The Grantee shall not be considered a record owner of shares of Common Stock with respect to the Performance Units until the Performance Units are fully vested and Common Stock is actually distributed to the Grantee.

13.    Continued Employment; Employment at Will. In consideration of the Company’s granting the Award as incentive compensation to Grantee pursuant to this Agreement, the Grantee agrees to all of the terms of this Agreement and to continue to perform services for the Company in a satisfactory manner as directed by the Company. Provided, however, no provision in this Agreement shall confer any right to the Grantee’s continued employment, limit the right of the Company to terminate the Grantee’s employment at any time or create any contractual right to receive any future awards under the Plan. Moreover, unless specifically provided under the terms thereof, the value of the Award will not be included as compensation or earnings when calculating the Grantee’s benefits under any employee benefit plan sponsored by the Company.
14.    Code Section 409A. This Award and Agreement are intended to comply with Code Section 409A or an exemption therefrom and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Code Section 409A. Notwithstanding any other provision of the Agreement, any distributions or payments due hereunder that are subject to Code Section 409A may only be made upon an event and in a manner permitted by Code Section 409A. “Termination of employment” or words of similar import used in this Agreement shall mean, with respect to any payments of deferred compensation subject to Code Section 409A, a “separation from service” as defined in Code Section 409A. Each payment of compensation under this Agreement, including installment payments, shall be treated as a separate payment of compensation for purposes of applying Code Section 409A. Except as provided in Section 6 of this Agreement or as otherwise permitted under Code Section 409A, Grantee may not, directly or indirectly, designate the calendar year of settlement, distribution or payment. To the extent that an Award is or becomes subject to Code Section 409A and Grantee is a Specified Employee (within the meaning of Code Section 409A) who becomes entitled to a distribution on account of a separation from service, no payment shall be made before the date which is six (6) months after the date of the Grantee's separation from service or, if earlier, the date of Grantee’s death (the “Delayed Payment Date”), and the accumulated amounts shall be distributed or paid in a lump sum payment on the Delayed Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A and shall not be liable for all or any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Code Section 409A.
15.    Entire Agreement; Severability; Conflicts. This Agreement contains the entire terms of the Award, and may not be changed other than by a written instrument executed by both parties or an amendment of the Plan. This Agreement supersedes any prior agreements or understandings, and there are no other agreements or understandings relating to its subject matter. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law. Should there be any inconsistency between the provisions of this Agreement and the terms of the Award as stated in the resolutions and records of the Board of Directors or the Plan, the provisions of such resolutions and records of the Board of Directors and the Plan shall control.

16.    Successors and Assigns. The Award shall inure to the benefit of and be binding upon the heirs, legatees, legal representatives, successors, and assigns of the parties thereto. The Grantee hereby acknowledges receipt of this Agreement, the Notice of Performance Unit Award and Agreement and a copy of the Plan, and accepts the Award under the terms and conditions stated in this Agreement, subject to all terms and provisions of the Plan, by signing this Agreement as of the date indicated.

Date	«Employee_Name»
Grantee

Exhibit A

Performance Unit Criteria
2017-20 Performance Period

ONEOK Total Stockholder Return (TSR) Ranking vs. ONEOK Peer Group	Percentage of Performance Units Earned (Performance Multiplier)
90th percentile and above 75th percentile 50th percentile 25th percentile Below 25th percentile	200% 150% 100% 50% 0%

IF ONEOK’s TSR ranking within the ONEOK Peer Group at the end of the Performance Period is between any two of the stated percentile levels in the above table, the percentage of the Performance Units earned (the performance multiplier) will be interpolated between the earning levels. No Performance Units are earned if ONEOK’s TSR ranking at the end of the Performance Period is below the 25th percentile within its Peer Group.

Exhibit B

Illustration of Hypothetical 2017-20 Performance Period
Performance Unit Award Calculation

The illustrations below assume that 500 Performance Units are awarded to Grantee in February 2017.

ONEOK Total Stockholder Return (TSR) Ranking vs. ONEOK Peer Group

Hypothetical 1: If ONEOK’s TSR Ranking for 2017-20 is at the 40th percentile within the ONEOK Peer Group, then the performance multiplier would be 80 percent, as interpolated between a 50 percent multiplier (25th percentile within Peer Group) and a 100 percent multiplier (50th percentile within Peer Group) from Exhibit A.

Hypothetical 2: If ONEOK’s TSR Ranking for 2017-20 is at the 60th percentile within the ONEOK Peer Group, then the performance multiplier would be 120 percent, as interpolated between a 100 percent multiplier (50th percentile within Peer Group) and a 150 percent multiplier (75th percentile within Peer Group) from Exhibit A.

Percentage of Performance Units Earned
Hypothetical 1: 80% x 500 PUs = 400 shares of Common Stock payable to Grantee in 2020. Hypothetical 2: 120% x 500 PUs = 600 shares of Common Stock payable to Grantee in 2020.

Exhibit C

2017-20 ONEOK TSR Peer Group*

Company Name	Sym
Boardwalk Pipeline Partners LP	BWP
Buckeye Partners LP	BPL
DCP Midstream LP	DCP
Enable Midstream Partners LP	ENBL
Enbridge Energy Partners LP	EEP
Enlink Midstream Partners LP	ENLK
Enterprise Products Partners, LP	EPD
Kinder Morgan Inc.	KMI
Magellan Midstream Partners LP	MMP
MPLX LP	MPLX
NuStar Energy LP	NS
Plains All American Pipeline, LP	PAA
Sunoco Logistics Partners LP	SLX
Targa Resources Corp	TRGP
Williams Companies Inc.	WMB

* In the event that any member of the 2017-20 ONEOK Peer Group liquidates or reorganizes under the United States Bankruptcy Code (U.S.C. Title 11) before the end of the Performance Period, such member shall remain in the 2017-20 ONEOK Peer Group for purposes of calculating the Performance Multiplier. If any member of the 2017-20 ONEOK Peer Group is acquired by another entity before the end of the Performance Period, such member shall be removed from the 2017-20 ONEOK Peer Group for purposes of calculating the Performance Multiplier. In all other cases involving merger, reorganization or other material change in ownership, legal structure or business operations of any member of the 2017-20 ONEOK Peer Group before the end of the Performance Period, the Committee shall have discretionary authority to retain, remove or replace such member for purposes of calculating the Performance Multiplier.

Exhibit D

Beneficiary Designation Form

I, _________________________________ (“Plan Participant”), state that I am a participant in the the ONEOK, Inc. Long Term Incentive Plan, the ONEOK, Inc. Equity Compensation Plan, or any other stock compensation plan sponsored by ONEOK, Inc. (individually and collectively, the “Plan”), and the holder of one or more Stock Incentives granted or awarded to me under the Plan. With the understanding that I may change the following beneficiary designations at any time by furnishing written notice thereof to the Committee (provided that such change does not affect the time and form of payment of any amounts subject to an existing deferral election), I hereby designate the following individuals (or entities) as my beneficiaries to receive any and all benefits payable to me under the Plan and to exercise all rights, benefits and features of the Stock Incentives that have been awarded to me under the Plan, in accordance with the terms of the Plan and any associated award agreement, in the event of my death as follows:

1.	Primary Beneficiary (Beneficiaries)
The Primary Beneficiaries named below shall have first priority to any and all benefits payable to me under the Plan and to exercise all rights, benefits and features of the Stock Incentives that have been awarded to me under the Plan, in accordance with the terms of the Plan and any associated award agreement, in the event of my death.

Name	Relationship	SSN	Percentage of Total

If a designated Primary Beneficiary named dies or ceases to exist prior to receiving the share designated for such Primary Beneficiary, such share shall be transferred proportionately to other surviving and existing designated Primary Beneficiaries.

2.	Contingent Beneficiary (or Beneficiaries)
The Contingent Beneficiaries named below, if any, shall receive any benefits provided or payable to me under the Plan and be entitled to exercise, enjoy and receive all rights, benefits and features of the Stock Incentives that have been granted or awarded to me under the Plan (including Stock Incentives that I have elected to defer, if applicable) in accordance with the Plan and the terms and provisions of such Stock Incentives in the event of my death if no Primary Beneficiary named above survives me or exists.

Name	Relationship	SSN	Percentage of Total

3.	Stock Incentives Covered By Beneficiary Designation
This Beneficiary Designation is applicable to and covers the following Stock Incentives that have been granted or awarded to me under the Plan:
(Check one)
_______ All Stock Incentives previously or subsequently granted or awarded to me under the Plan; or
_______ The following Stock Incentives that have been granted or awarded to me under the Plan:
(List Stock Incentives Covered)

Stock Incentive	Grant Date	Number of Shares of Stock

4.	General Terms
This instrument does not modify, extend or increase any rights or benefits otherwise provided for by any Stock Incentive under the Plan. All terms used in this instrument shall have the meaning provided for under the Plan, unless otherwise indicated herein. This instrument is not applicable to Common Stock of ONEOK, Inc. that I have acquired outright and without any restrictions or limitations under the Plan prior to my death. This instrument revokes and supersedes any prior designation of a Beneficiary (or Beneficiaries) made by me with respect to the Stock Incentives covered by this Beneficiary Designation.

IN WITNESS WHEREOF, I have signed this instrument this __ day of ____________, __________.

Plan Participant

Witness

Witness

RECEIVED AND ACKNOWLEDGED this ____ day of ________, 20__,

For the Committee

Exhibit E

2017 Performance Unit Deferral Election Form

INSTRUCTIONS: In order to be effective, this Election Form must be completed, signed and returned no later than August 22, 2019 (the “Election Deadline”). Otherwise, the Award will be paid in accordance with its regularly scheduled time and form as described in the Agreement.

This Election is made by the undersigned Grantee pursuant to the terms of the ONEOK, Inc. Equity Compensation Plan (the “Plan”) and that certain Notice of Performance Unit Award and Agreement issued to me under the Plan on the 22nd day of February, 2017 (the “Agreement”). Capitalized terms that are used but not defined herein shall have the meaning set forth in the Plan or the Agreement, as applicable.

1.    Irrevocable Elections as to the Time and Form of Payment

I hereby irrevocably elect to defer the payment and my receipt of all Performance Units, Common Stock and cash that I may become entitled to receive pursuant to the Agreement (the “Deferred Amount”) from the regularly scheduled time of payment of each Award, until a later date as follows:

A.     Election of Specified Time of Payment (Initial one election of time of payment)
___    I elect to have the Deferred Amount deferred and paid to me on the later of (i) the date of my separation from service with the Company, or (ii) [________, 20__] (specify month and year after February 2020) in the form specified below.
___    I elect to have the Deferred Amount deferred and paid to me on the date of my separation from service with the Company.

B.     Election of Form of Payment (Initial one election of form of payment)
___    I elect to receive payment of the Deferred Amount in a single lump sum payment.
____    I elect to receive payment of the Deferred Amount in ______(specify 2, 3, 4 or 5) equal annual installments commencing at the Specified Time of Payment elected in Part A, above, until fully paid. The number of shares of Common Stock or cash received in each installment will equal the number and amount, respectively, that have not been paid as of the date immediately preceding the installment payment date, divided by the number of installments remaining to be paid as of the date immediately preceding the installment payment date. The resulting number shall be rounded down to the next whole number, except that the final installment shall be rounded up to the next whole number.

C.     Election in the Event of Death (Put initials by your choice)
___    In the event of my death prior to, or after, the Specified Time of Payment that I have elected above, I elect to have my named beneficiaries (or my estate, if I have not designated any beneficiaries) receive payment and transfer of the Deferred Amount in a single lump sum by December 31 of the year following the year of my death.
___    In the event of my death prior to, or after, the Specified Time of Payment that I have elected above, I elect to have my named beneficiaries (or my estate, if I have not designated any beneficiaries) receive payment and transfer of the Deferred Amount in ______ (specify 2, 3, 4 or 5) equal annual installments commencing by December 31 of the year following the year of my death, until fully paid. The number of shares of Common Stock or cash received in each installment will equal the number and amount, respectively, that have not been paid as of the date immediately preceding the installment payment date, divided by the number of installments remaining to be paid as of the date immediately preceding the installment payment date. The resulting number shall be rounded down to the next whole number, except that the final installment shall be rounded up to the next whole number.

D.    Change in Control Event (Deemed election)
Notwithstanding the foregoing, immediately following a Change in Control Event (as defined in Treasury Regulations Section 1.409A-3(i)(5)), any remaining portion of the Deferred Amount that has not been paid and transferred as of such date will be paid and transferred as soon as administratively practicable thereafter, but in no event later than 75 days after the effective date of such Change in Control Event. In the event shares of Common Stock no longer exist at the time of payment and transfer, each of the deferred Performance Units shall be converted in a manner that is consistent with the manner in which shares held by shareholders of ONEOK, Inc. Common Stock were treated with respect to the Change in Control Event.

E.    Additional Rights and Restrictions
Notwithstanding the foregoing, (1) an accelerated payment of all or a portion of the Deferred Amount may be requested upon the occurrence of an Unforeseeable Emergency (as defined in the Plan, but also including the death of, or an Unforeseeable Emergency sustained by, a named beneficiary who has become entitled to payment under the Plan) and paid in accordance with the terms of the Plan; (2) the Committee reserves discretionary authority to permit a subsequent deferral election with respect to the Deferred Amount in accordance with the terms of the Plan; and (3) if a “specified employee” (as defined in the Plan) becomes entitled to a distribution on account of a separation from service, payment of all or a portion of the Deferred Amount will be delayed in accordance with the terms of the Plan.

2.    Grantee Representations and Warranties

By executing this Election Form, I represent and warrant that:

A.	I have read the Plan, the Agreement and this Election Form, understand that this Election will become irrevocable as of the Election Deadline, and agree to all the terms and conditions thereof.

B.	I understand that any amounts that I defer hereunder are unfunded and unsecured and subject to the claims of the Company’s creditors in the event of the Company’s insolvency.

C.
I understand that the Plan, the Agreement and this Election are intended to comply with Code Section 409A and that they will be interpreted accordingly. However, I understand that the Company will have no liability with respect to any failure to comply with Code Section 409A.

D.
I understand that I will be required to satisfy any tax withholding obligations relating to the Deferred Amount, and that delivery of shares of Common Stock or cash to me or my beneficiaries is conditioned upon my satisfaction of such obligations. I have consulted with my own tax advisor regarding the tax consequences of participating in the Plan and making this Election.

Made and executed by me as Grantee of the Award pursuant to the terms and provisions of the Award Agreement, on this [____] day of [________], 201_.

Grantee

RECEIVED AND ACKNOWLEDGED this ____ day of ________, 20__.

For the Committee